Exhibit 10.38

R  E  V  I  S  E  D      A  N  N  E  X   I

Client is granted the License pursuant to the following terms:

Term:	0	year(s) and	7	month(s) and	0	week(s) and	0	day(s).

Commencement Date:	June 1, 2009	Termination Date:	December 31, 2009

Designated Space:	Suite	#’s	1763
Number of Suites:	1		$1,300

Basic Service Fee:			$1,300	per month

The Client hereby subscribes for the following recurring Supplemental Services:

Telephone Equipment:	0	sets at		$—	per month
Fax/Modem Lines:	0	lines at		$—	per month
Internet Access:	1	users at		$100.00	per month
Dedicated IP Addresses:	0	addresses at	$		per month
Pantry Service:	1	people at		$15.00	per month
Filing Facilities:	0	drawers at		$—	per month
Unlimited U.S. Calling Plan	0	users at	$		per month
Total Supplemental Fees:	$ 115.00	per		month
Total Recurring Payment:	$1,415.00	per		month
Service Deposit:	$ 2,830.00 (calculated at two (2) times the then current Total Recurring Payment)

The following Setup Fees will be due and payable upon executing this Agreement:

Standard Setup:	Waived	Internet Access:	$—
Telephone Equipment:	$—
Fax/Modem Lanes:	$—	Furniture Setup:
Total Setup Fees:	$—
Total Due Upon Execution Of This Agreement:	$— * includes applicable sales taxes at 8.375%

60 Days notice prior to termination date needed to cancel lease

Federal ID Number: 0  4  -  3  3  9  8  4  6  2

Acknowledged and Agreed on:

Virgo: Pasha Erkin		Client: Lionbridge

By:	/s/ Pasha Erkin	By:	/s/ Donald Muir
Don Muir

EXECUTIVE OFFICE SERVICE AGREEMENT

EXECUTIVE OFFICE SERVICE AGREEMENT (this “Agreement”), dated as of January 28th, 2009 by and between Virgo Chanin Business Centers, LLC, a Delaware limited liability company (hereinafter referred to as “Virgo”), with offices located at 380 Lexington Avenue, 17th Floor, New York, NY 10168 (the “Premises”), and Lionbridge. (hereinafter “Client”).

1. Agreement. In consideration of the terms and conditions contained herein, Virgo hereby grants to Client a license (the “License”) to use the Designated Space (as defined on Annex I hereto) located in the Premises and Client hereby accepts such License from Virgo upon the terms and conditions hereof. The License shall be in common with other licenses granted to clients and other persons as may be designated by Virgo.

2. General.

2.1 Terms. The basic terms of this Agreement are set forth on Annex I hereto, the provisions of which are incorporated herein by reference as if fully set forth herein. Annex I may be modified from time to time pursuant to Client’s authorization to add or suspend certain services. Upon execution of any such documentation, the provisions thereof shall be incorporated herein by reference as if fully set forth herein.

2.2 Services. As part of the License, Virgo will provide to Client, the services set forth on Schedule A hereto (the “Basic Services”). In addition, Virgo may provide the client with the opportunity to make use of any of the available services set forth on Schedule B hereto (the “Supplemental Services”) at an additional charge as may be determined from time to time by Virgo. Unless otherwise noted, any employee of Client shall be authorized to request the addition or discontinuation of any of the services provided in Schedules A and B.

2.3 Schedule of Fees and Adjustments. Attached hereto as Schedule C is a schedule of fees and adjustments as in effect on the date hereof.

3. Use of Premises.

(a) The Premises shall be used by client for general office purposes and for no other purpose in accordance with the Rules and Regulations attached hereto as Schedule D. Other rules and regulations may be promulgated from time to time for the mutual benefit of all clients of Virgo that shall have the right to so use the Premises or any portion thereof.

(b) Client acknowledges that (i) Virgo leases the Premises and other space pursuant to a lease between Virgo and the Building, and (ii) this Agreement is subject and subordinate thereto. Client agrees to comply with all Rules and Regulations established from time to time for the Building and to observe all terms and conditions of Virgo’ Lease. A copy of the Building Rules and Regulations is available upon request from Virgo.

(c) Client shall not offer at the Premises any of the services, which Virgo provides, to its other clients, including, but not limited to, the Basic Services and the Supplemental Services. In the event Client breaches this provision, since exact damages would be difficult to ascertain, there shall be payable to Virgo the sum of $250.00 per week as liquidated damages for each such breach. In addition, at its sole option, Virgo may terminate this Agreement because of such breach, and pursue any legal remedies available to Virgo.

4. Rights.

(a) Virgo will have the right to relocate Client to another space in the Premises, and to substitute such other space for the Designated Space, provided such other space is substantially similar in area and configuration to the Designated Space and provided Client shall incur no increase in the fee set forth on Annex I hereto or any relocation cost or expense.

(b) Client expressly recognizes the right of both Virgo and the Building management to retain and have a key to the Designated Space.

(c) If Client shall not remove all effects from the Premises at any termination of this Agreement, Virgo may, at its option, remove all or part of said effects in any manner that Virgo shall choose and store the same without liability to Virgo for loss thereof. Client shall be liable to Virgo for all expenses incurred by such removal and in storage of said effect. Upon any termination of this Agreement wherein Client shall be liable in any amount to Virgo, Virgo shall have a lien upon the personal property and effects of Client on the Premises. Virgo may at its option, without notice, sell at private sale all or part of said property and effects for such price as Virgo may deem best and apply the proceeds of such sale against any amounts due under this Agreement from Client to Virgo including the expenses of the removal and sale.

5. Terms and Conditions.

(a) Any answering of incoming telephone calls by Virgo will be limited to normal business communications, excluding inbound telemarketing and advertising response which requires prior approval by Virgo and shall be subject to fees established from time to time by Virgo.

(b) Client will use only telecommunications systems and services as provided by Virgo. In the event Virgo discontinues the offering of long distance service, Client will provide its own long distance service through a locally accessed long distance carrier approved by Virgo.

(c) CLIENT EXPRESSLY WAIVES, AND AGREES NOT TO MAKE ANY CLAIM FOR DAMAGES, DIRECT OR CONSEQUENTIAL, AGAINST VIRGO OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, PARTNERS, AGENTS OR REPRESENTATIVES (THE “VIRGO PERSONS”) ARISING OUT OF ANY FAILURE TO FURNISH ANY UTILITY, SERVICE OR FACILITY, ANY ERROR OR OMISSION WITH RESPECT THERETO, OR ANY DELAY OR INTERRUPTION OF THE SAME. CLIENT’S SOLE REMEDY AND VIRGO’ SOLE OBLIGATION FOR ANY FAILURE TO RENDER ANY SERVICE, ANY ERROR OR OMISSIONS, OR ANY DELAY OR INTERRUPTION WITH RESPECT THERETO, IS LIMITED TO AN ADJUSTMENT TO CLIENT’S BILLING IN AN AMOUNT EQUAL TO THE CHARGE FOR SUCH SERVICE FOR THE PERIOD DURING WHICH THE FAILURE, DELAY OR INTERRUPTION CONTINUES AND SUCH LIABILITY IS CONDITIONED UPON CLIENT’S COMPLIANCE WITH ALL STATED PROCEDURES OF VIRGO RELEVANT TO SUCH SERVICE.

(d) Client agrees that Virgo is not responsible for any articles left by Client or any person visiting Client on the Premises. Virgo is not responsible for, nor insured for office thefts or similar occurrences.

(e) Client agrees that Virgo is not responsible for loss of or damage to any document or other articles arising out of services provided by the U.S. Postal Service or any other carrier or private delivery service and further that Virgo is not responsible for loss or damage arising out of services provided by telephone service providers or by any licensed common carrier or other third party that Virgo shall reasonably select to perform service for and on behalf of Client.

(f) Client agrees that Virgo shall not be liable or responsible to Client or its invitees for any injury or damage resulting from the acts or omissions of Virgo’ employees; from the acts or omissions or persons occupying office space or using services from Virgo or their invitees; or other persons occupying any part of or employed by the Building, or their invitees or for any injury or damage resulting to Client or its property from or for any failure of utilities provided, such as water, gas or electricity, or for any injury or damage to persons or property caused by any person.

6. Extension of Term.

(a) Subject to the provisions of Section 7 hereof, at the Termination Date (as defined in Annex I hereto), the Term and the License shall be automatically extended successively for the same period of time as the Term, subject to the same terms and conditions as contained in this Agreement, with such successive period constituting a new Term and the end of such successive Term constituting a new Termination Date hereunder, unless either party gives notice to the other in writing of its intention to terminate at the lesser of (i) at least sixty (60) days prior to the Termination Date (90 days if the Designated Space comprises three or more offices) or (ii) at least half the number of days in the Term.

(b) Upon termination of this Agreement, at the Termination Date or otherwise, or upon any revocation of the License, the Client shall cease all use of the Designated Space, the Premises, the Basic Services, the Supplemental Services and all other services immediately. For each and every month or portion thereof that Client continues use of the Designated Space after the termination of this Agreement without the express written consent of Virgo, Client shall pay Virgo an amount equal to double the current Basic Service Fee.

7. Licensing Fees, Payments and Escalations.

(a) Client agrees to pay to Virgo the Basic Service Fee as indicated on Annex I hereto plus applicable sales or use taxes, without any deduction, offset, notice or demand. Charges for any Supplemental Services provided to Client by Virgo shall be due and payable with the Basic Service Fee immediately following the provision of an invoice for such Supplemental Services.

(b) Upon completion of the initial term and thereafter on each and every subsequent renewal date, Virgo may in it’s sole discretion, increase the Basic Service Fee by an amount not to exceed six percent (6%) of the Basic Service Fee in effect immediately prior to such date. Virgo may specify a different adjustment to the Basic Service Fee by providing notice thereof at least sixty (60) days prior to the Termination Date.

(c) All sums payable hereunder shall be payable at the office of Virgo or at such other location or to any agent designated in writing by Virgo. In addition to any other sums due, Client shall assume a late charge equal to five percent (5%) of all amounts that have not been paid to Virgo within five (5) days of their respective due dates. If such amounts are not paid within 30 days of their respective due date, such amounts shall be subject to a 2% per month interest charge, or the highest interest rate permitted by law, whichever shall be greater. The parties agree that such late charges are fair and reasonable compensation for costs incurred by Virgo where there is default in any payment due under this Agreement.

(d) The Service Deposit (as defined on Annex I hereto) need not be kept separate and apart from other funds of Virgo. No interest shall be paid thereon, and these funds may be used by Virgo as part of its working capital including, but not limited to, the provisions of Basic Services and Supplemental Services.

(e) Clients shall not use the Service Deposit as payment for the Basic Service Fee or any other amount that is payable hereunder for the last payment period of the Term. If Client shall, at the end of the Term, have fully and faithfully complied with all of the terms and provisions of this Agreement, paid all sums due to Virgo, surrendered the Designated Space in appropriate condition and surrendered all keys, access cards and building passes, the Service Deposit or any balance thereof, shall be returned to Client within thirty (30) days after written demand therefor is made by Client.

(f) Virgo may file a statement with local authorities, which specifies the Basic Service, Supplemental Service or other service charges, which constitute rent for the purpose of determining the basis for any applicable Occupancy Tax for each fiscal year. Client shall provide its Federal I.D. number to Virgo for purposes of filing such statement and Client shall bear all responsibility for filing any required tax return(s) in connection with such tax.

(g) All payments received from Client hereunder shall be applied against the most recently issued invoice.

8. Property Damages and Insurance.

(a) Client will not damage or deface the furnishings, walls, floors or ceilings, nor make holes for the hanging of pictures or make or suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Premises, Designated Space or the common area facilities. Client will not cause damage to any part of the Building or the property of Virgo or disturb the quiet enjoyment of any other licensee or occupant of the Building. At the termination of this Agreement, the Designated Space shall be in as good condition as when Client commenced the use thereof, normal wear and tear expected. Client accepts the Designated Space as being free from defects and in good, clean and sanitary order, condition and repair. Client agrees to pay for repairing the Designated Space. Virgo will have the right, at any time and from time to time, to enter the Designated Space to inspect the same, to make such repairs and alterations as Virgo reasonably deems necessary, and the cost of any repair resulting from the act or omission of Client shall be reimbursed to Virgo by Client upon demand. Virgo shall have the right to show the Designated Space to prospective Clients, provided Virgo will use reasonable efforts not to disrupt Client’s business.

(b) Virgo and the Virgo Persons shall not, to the extent permitted by law, except upon the affirmative showing of Virgo’ gross negligence or willful misconduct, be liable for, and Client waives all right of recovery against such entities and individuals for any damage or claims with respect to, any injury to person or damage to, or loss or destruction of any property of Client, its employees, authorized persons and invitees due to any act, omission or occurrence in or about the Premises or the Building. Without limitation of any other provision hereof, Client hereby agrees to indemnify, defend and hold harmless Virgo and the Virgo Persons from and against any liability to third parties arising out of Client’s use and occupancy of the Designated Space or any negligent act or omission of Client or Client’s officers, directors, employees, shareholders, partners, agents, representatives, contractors, customers or invitees. Subject to the foregoing, Client assumes all risk of loss with respect to all personal property of Client, its agents, employees, contractors, and invitee, within or about the Premises or the Building. Client acknowledges that it is the Client’s responsibility to maintain insurance to cover the risks set forth in this paragraph.

(c) Client hereby waives any and all rights of recovery against Virgo or the Virgo Persons for loss of or damages to its property or the property of others under its control, to the extent such loss or damage is covered by any insurance policy.

(d) If the Premises is made unusable, in whole or in part, by fire or other casualty not due to negligence of Client, Virgo may, at its option, terminate the Agreement upon notice to Client, effective upon such casualty, or may elect to repair, restore or rehabilitate, or cause to be repaired, restored or rehabilitated, the Premises without expense to Client, within ninety (90) days or within such longer period of time as may be required because of events beyond Virgo’ control. The Basic Service Fee shall be abated on a per diem basis for the portions of the Designated Space that are unusable during any such time.

(e) Virgo may, at Client’s expense, offer to arrange for appropriate liability insurance for Client with a pre-approved insurance carrier. Client may elect to arrange for insurance from another carrier. In either case, Client agrees to provide Virgo with a certificate of insurance naming Virgo as an additional insured evidencing General/Public Liability coverage with liability limits of not less than $1,000,000 per occurrence for Bodily Injury and/or Property Damage Liability and $50,000 per occurrence for Fire/Legal Liability. Said insurance coverage shall remain in force during the term of this Agreement and renewals thereof. Client agrees to waive subrogation against the landlord of the Building and other tenants of the Building.

9. Default and Remedies.

(a) Client shall be deemed to be in default under this Agreement: (i) if Client defaults in the due and punctual payment of the Basic Service Fee, the charges for Supplemental Services or other sums due hereunder; or (ii) if Client defaults in the prompt and full performance of any other provision of this Agreement and any such performance default continues in excess of five (5) business days after written notice by Virgo; or (iii) if Client shall become insolvent and/or voluntarily or involuntarily seek protection of the Bankruptcy Act.

(b) Should Client be in default hereunder, Virgo will have the option to pursue any one or more of the following remedies without any additional notice or demand whatsoever and without limitation to Virgo in the exercise of any remedy allowable as a matter of law or equity:

(1) Virgo may, if Virgo so elects, without any additional notice of such election or demand to Client, forthwith terminate this Agreement and the License, and may enter into the Designated Space and take and hold possession of the contents thereof, without releasing Client, in whole or in part, from the Client’s obligations hereunder. In the event of such termination, Virgo may, at its option, declare the entire amount of the Basic Service Fee, which would become due and payable during the remainder of the Term, to be due and payable immediately, in which event, Client agrees to pay the same at once. Virgo may, at its option, also use, apply or retain in whole or in part the Service Deposit for payment of any sums due hereunder or for the payment of any other sum that Virgo may spend by reason of such default.

(2) Virgo shall have the option, in its sole and absolute discretion, to terminate the provision of any and all services being provided to Client hereunder including, without limitation, telephone service and electricity service, to hold Client’s work including original papers and to refuse Client access to the Premises or to eject Client from the Premises, all without being deemed to have committed any manner of trespass.

(3) Virgo may pursue any other remedy now or hereafter available to Virgo. Virgo’ exercise of any right or remedy shall not prevent it from exercising any other right or remedy allowable as a matter of law or equity.

(c) Client agrees to pay all costs and expenses, including reasonable attorneys’ fee, expended or incurred by Virgo in connection with the enforcement of this Agreement, the collection of any sums due hereunder, any action for declaratory relief in any way related to this Agreement, or the protection or preservation of any rights of Virgo hereunder.

(d) Virgo shall in no way be liable to compensate Client for any damages which Client may suffer by reason of Virgo’ enforcement of any of Virgo’ rights hereunder or any other action taken by Virgo pursuant hereto. Virgo shall retain no responsibility for any of Client’s personal property, including records and files located in the Designated Space, in the event Virgo exercises its rights against Client pursuant hereto.

(e) Client hereby grants Virgo a security interest in all of Client’s personal property located in the Premises as security for the payment of any sums due hereunder.

10. Non-Solicitation. Client agrees that during the term of this Agreement and within one (1) year of the termination of this Agreement, neither Client nor any of its principals, employees or affiliates will hire directly or as an independent contractor any person who is at that time, or was during the term of this Agreement, an employee at Virgo. In the event of a breach of any obligation of Client contained in this paragraph, Client shall be liable to Virgo for, and shall pay to Virgo, on demand, liquidated damages in the sum of $10,000.00 for each employee with respect to whom such breach shall occur, it being mutually agreed that the actual damages that would be sustained by Virgo as the result of any such breach would be, from the nature of the case, extremely difficult to fix and that the aforesaid liquidated damaged amount is fair and reasonable.

11. Miscellaneous.

11.1. Entire Agreement. This Agreement (including Annex I, the Schedules and any revisions hereto) contains the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior contracts and other agreements, written or orals, with respect thereto.

11.2. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power of privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies, which any party may otherwise have at law or in equity. No receipt of money by Virgo shall be deemed to waive any preceding breach by Client of any term, covenant or condition of this Agreement, other than, if so indicated by Virgo, the failure of Client to pay for the particular charge so accepted.

11.3. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State in which it was executed applicable to agreements made and to be performed entirely within such State.

11.4. Binding Effect; Benefit. This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and the Virgo persons, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5. No Assignment. This Agreement or any interest under it is not assignable by Client and Client shall not sublet all or any portion of the Designated Space nor permit the use by persons other than the Client of all or any part of the Designated Space without the prior written permit of Virgo. Virgo may assign this Agreement and/or any fees hereunder and Client agrees to attorn to any such assignee.

11.6. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

11.7. Counterpart. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

11.8. Annexes and Schedules. The Annexes, Schedules and any revisions to this Agreement are a part of this Agreement as if set forth in full herein.

11.9. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.10. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.11. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or telecopied, or sent by certified, registered, or express mail, postage prepaid, to the parties at the following address (or the successor address of Virgo), and shall be deemed given when so delivered personally or telecopied, or if mailed, three (3) days after the date of mailing:

Virgo Chanin Business Centers, LLC	Telephone Number: (212) 551-1000
380 Lexington Avenue, 17th Floor	Facsimile Number: (212) 551-1001
New York, NY 10168
Attention: As to Virgo: General Manager
As to a Client: Such Client

11.12. Joint and Several Liability. All parties signing this Agreement, as a partnership or co-signing individuals shall be jointly and severally liable for all obligations of Client.

11.13. Brokers. Client represents and warrants to Virgo that there are no agents, brokers, finders or other parties with whom Client has dealt who are or may be entitled to any commission or fee with respect to this Agreement, other than the Broker set forth on Annex I hereto (which commission or fee shall be the sole responsibility of the Virgo or the Client as per the agreement with such Broker).

11.14. License Granted. THIS AGREEMENT IS NOT INTENDED TO CREATE A LEASE OR ANY OTHER INTEREST IN REAL PROPERTY IN FAVOR OF THE CLIENT, BUT MERELY CREATES A REVOCABLE LICENSE IN ACCORDANCE WITH THE TERMS HEREOF. This Agreement grants Client the License to use the Virgo Business Center and the Designated Space for the specific purposes herein set forth without diminution of the legal possession or control thereof by Virgo and shall be revocable at the option of Virgo upon the destruction of the Premises or the breach by Client of any term or condition herein set forth.

11.15. Postal Regulations. Client acknowledges that Virgo will comply with U.S. Postal Service regulations regarding Client mail and, upon termination of this Agreement, it will be Client’s responsibility to notify all parties of termination of the use of the address of Virgo and assigned telephone and facsimile numbers.

11.16. Arbitration. Any disputes arising under this Agreement or any breach of this Agreement shall be determined by arbitration in the City and State in which it was executed, in accordance with the rules of the American Arbitration Association (“Association”) then in effect, by a single arbitrator selected by mutual agreement of the parties or, if the parties are unable to agree on an arbitrator, by the Association; provided that this Section shall not restrict the right of either party to institute a legal proceeding to enable such party to obtain temporary injunctive relief during the pendency of any such arbitration. A determination of the dispute by the arbitrator shall be final and binding on the parties to the extent permitted by law. The cost of the arbitration, other than attorneys or other consulting fees, shall be borne equally by the parties.

11.17. Legal Counsel. The parties acknowledge and agree (i) that this Agreement has been fully negotiated by and between the parties in good faith and is the result of the joint efforts of both parties, (ii) that both parties have been provided with the opportunity to consult with legal counsel regarding its terms, conditions and provisions, and (iii) that regardless of whether or not either party has elected to consult with legal counsel, it is the intent of the parties that in no event shall the terms, conditions or provisions of this Agreement be construed against the party which has drafted this Agreement.

11.18. Time of Essence. Time is of the essence as to the performance of all covenants, terms and provisions of this Agreement by Client.

11.19. Further Actions. Each of the parties agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

VIRGO CHANIN BUSINESS CENTERS, LLC

By:	/s/ Pasha Erkin
Name: Pasha Erkin

CLIENT: Lionbridge

By:	/s/ Donald Muir
Name: Don Muir CFO

SCHEDULE “A”

Basic Services

•	Individually Furnished Executive Offices (24-hour access)

•	Personalized Telephone Answering

•	Furnished and Staffed Reception Area

•	Access to Professionally Trained Administrative Staff

•	3 Hours of Conference Room Time Per Client (per month)

•	Telephone and Building Directory Listing

•	Mail and Package Receipt

•	Utilities and Janitorial Service

•	Use of Common Areas

Note: Certain services are subject to Sales Tax.

SCHEDULE “B”

Supplemental Services

•	Word Processing Services

•	Secretarial and Administrative Services

•	Photocopy and Facsimile Services

•	Storage and Filing Facilities (limited)

•	Printing and Binding Services

•	Outgoing Mail, Express Delivery Services and Messenger Service

•	Additional Office Furniture

•	Equipment Rental

•	Office Supplies

•	General Purchasing and Concierge Services

•	Catering & Beverage Services

•	High-Speed Internet Access / E-mail Services

•	Telephone Equipment, Numbers and Voice Mail

•	Local & Long Distance Telephone Services

•	Call Screening and Patching

•	Conference Room Usage (in addition to Basic Service allotment)

•	Transportation and Travel Arrangements

•	Cable Television Service

•	Computer and Other Consulting Services

Virgo may require additional service deposits before providing any of these services.

Note: Certain services are subject to Sales Tax.

SCHEDULE “C”

Schedule of Fees and Adjustments

Setup Fees:

Standard Setup	$200	per office
Telephone Equipment	$50	per telephone
Fax / Modem Lines	$50	per line
Internet Access	$100	per user
Cable TV Activation	TBD	per connection
Internal Office Move	$200	per office
Furniture - Additional	$25	per event

Recurring Supplemental Services:

* Telephone Equipment	$100	per handset
* Fax / Modem Lines	$50	per line
* Internet Access	$100	per user
* Dedicated IP Addresses	$100	per month
Pantry Service	$15	per person
Filing Facilities (limited)	$10	per drawer
Storage Closets (limited)	$75	per month
* Additional Furniture Rental	TBD	per item
Cable TV Service	TBD	per connection

Conference Rooms:

Large	$40	per hour	****
Medium	$40	per hour	****
Small	$40	per hour	****
Walk-In	$50	per hour	****

Office Equipment Rates:

* Photocopies	12	cents per copy
* Color Photocopies	$1	per page
* Faxes - Inbound & Outbound	$1	per page	**
* Scanning Services	$1	per page
* LCD Projector	$40	per hour / $200 per day

Administrative Services:

Call Screening	$100	per month
Call Patching	$150	per month	**
Word Processing	$40	per hour
Clerical	$40	per hour
Moves, Adds & Changes	$15	per event
Computer Consulting	$150	per hour
Detailed Billing Reports	$10	per report

Maintenance Services:

Office Maintenance	$40	per hour
Lock Change Fee	$100	per lock
Key Duplication Fee	$10	per key

Resale Services:

Messenger Services	Cost + 20%
Postage	Cost + 20%
Overnight Delivery	Cost + 20%
Concierge Services	Cost + 20%
* Catering Services	Cost + 20%
* Printing Services	Cost + 20%
Transportation Services	Cost + 20%
* Office Supplies	See Price List

Miscellaneous Fees:

Bad Check Fee	$35	per check
Wire Transfer Fee	$35	per transfer
Insurance Processing Fee	$75	per policy

Virtual Client Services:

Enhanced Virtual Plan	$300	per month
Phone & Mail Plan	$250	per month
Telephone - Only Plan	$150	per month
Mail - Only Plan	$100	per month
Call & Fax Forwarding	$50	per month	**
Mail & Package Forwarding	$50	per month	***

*	subject to sales tax
**	plus applicable air-time charges
***	plus applicable freight or courier charges
****	after monthly allowance

SCHEDULE “D”

Rules and Regulations

1. Client’s employees and guests will conduct themselves in a businesslike manner; proper business attire will be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other Clients and Client will abide by Virgo’ directives regarding security, keys, parking and other such matters common to all occupants.

2. Client agrees to use chair mats and desk pads in the Designated Space and any damages from failure to use the same will be the responsibility of Client.

3. Client will not prop open any corridor doors, exit doors or doors connecting corridors during or after business hours.

4. Client can only use public areas with the consent of Virgo and those areas must be kept neat and attractive at all times.

5. All corridors, halls, elevators and stairways shall not be obstructed by Client or used for any purposes other than egress or ingress.

6. No advertisement or identifying signs, other than provided by Virgo, or other notices shall be inscribed, painted, or affixed on any part of the corridors, doors or public areas.

7. Client shall not, without Virgo’ prior written consent, store or operate in the Designated Space or the Premises any computer (except a personal computer) or any other large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment or other mechanical amplification equipment, vending or coin-operated machine, refrigerator or coffee equipment, or conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the Building, oil burning fluids, gasoline, kerosene for heating, warming or lighting. No article deemed hazardous on account of a fire or any explosives shall be brought into the Premises. No offensive gases, odors or liquids will be permitted. No action that may increase Virgo’ insurance premiums for the Premises shall be permitted.

8. The electrical current shall be used for ordinary lighting purposes only, unless written permission to do otherwise shall have first been obtained from Virgo at an agreed cost to Client.

9. If Client requires any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at Client’s expense by the personnel designated by Virgo.

10. Client may not conduct business in the hallways, reception area or any other area except in its Designated Space, without the prior written consent of Virgo.

11. Client will bring no animals into the Building.

12. Client shall not remove furniture, fixtures or decorative material from the Designated Space without the written consent of Virgo and such removal shall be under the supervision and regulation of Virgo.

13. Client will not use the Premises for manufacturing or storage of merchandise except as such storage may be incidental to general office purposes.

14. Client will not occupy or permit any portion of the Premises to be occupied or used for the manufacture, sale, gift or use of liquor, narcotics or tobacco in any form.

15. Client will not use the Designated Space for lodging or sleeping or for any immoral or illegal purposes.

16. No additional locks or bolts of any kind shall be placed upon any of the door or windows of the Designated Space or the Premises by Client nor shall any changes be made on existing locks or mechanisms thereof.

17. Client shall, before leaving the Designated Space unattended for an extended period of time, closely and securely lock all doors and shut off all lights and other electrical apparatus. Any damages resulting from failure to do so will be paid by Client.

18. Canvassing, soliciting or peddling in the Building are prohibited and Client shall not solicit other Clients for any business or other purposes without the prior written approval of Virgo.

19. All property belonging to Client or any employee, agent or invitee of Client shall be at risk of such person and Virgo shall not be liable for any damages thereto or for theft or misappropriation thereof.

20. Smoking shall be prohibited in all public areas, including conference rooms. No smoking shall be permitted at any time in any area of the Premises (including open offices and workstations).

21. Virgo and its agents shall have the right to enter the Designated Space at all reasonable hours for the purpose of making any repairs, alterations or additions which may be deemed necessary for the preservation, safety or improvement of the Premises without in any way being deemed to have committed an eviction of the Client therein.

22. Virgo reserves the right to make such other reasonable rules and regulations, as in its judgment may from time to time be needed for the safety, care and cleanliness of the Premises and the comfort and welfare of its Clients.

Virgo shall have no responsibility to Client for the violation or non-performance by any other Virgo Clients of any Rules and Regulations but shall use reasonable efforts to uniformly enforce all Rules and Regulations.

SCHEDULE “E”

Terms of Internet Service

In order to receive Internet access through the Virgo network, all customers must agree to the following Terms and Conditions:

1.	The customer agrees to remain entirely liable for all activities conducted through the customer’s Internet connection.

2.	The customer agrees to not attempt to gain unauthorized access to or tamper with any part of Virgo’ network or accounts on Virgo’ network, as well as other networks or accounts on other networks.

3.	The customer agrees that all connections are to be used for network access only, and not for the deployment of services, including but not limited to web servers, e-mail servers, and FTP servers.

4.	The customer agrees to not use Virgo’ network for the purpose of harassing or threatening other people.

5.	The customer agrees to not consume excessive network resources for extended periods of time, including but not limited to the use of streaming audio/video software.

6.	The customer agrees to not use Virgo’ network to distribute unsolicited bulk electronic mail (UBE) or inappropriate commercial postings (spam) to Usenet newsgroups. UBE or spam directing recipients to a site served by Virgo’ network is prohibited.

7.	The customer agrees that Virgo reserves the right to prevent other Internet users from accessing its network, either in part or in whole, for any reason.

8.	The customer is responsible for providing and maintaining the necessary cabling, hardware and software used for this service in the customer’s office space. All programming and configuration required to connect the customer’s computers to the network are the customer’s responsibility. IP addressing information will be furnished in writing at the time the addresses are provisioned. Configuration and maintenance services are available through Virgo’ Information Services staff at an hourly rate.

9.	These Terms and Conditions may not be sold, transferred, or assigned without the prior written consent of Virgo.

10.	Virgo exercises no control whatsoever over the content of the information passing through its network. Virgo makes no warranties of any kind, whether expressed or implied, for the service it is providing.

11.	Virgo will not be responsible for any damage the customer suffers from use of Virgo’ network. This includes, but is not limited to, loss of data resulting from delays or service interruptions caused by Virgo’ own negligence, Virgo’ vendors, other third parties, or the customer’s errors or omissions. Use of any information obtained via Virgo’ network is at the customer’s own risk. Virgo specifically denies any responsibility for the accuracy or quality of information obtained through its network.

12.	Although it is not Virgo’ current policy to do so, Virgo reserves the right to disclose to other companies information about its subscribers. Virgo reserves the right to cooperate with law enforcement to the extent permissible by law.

13.	Virgo’ network may only be used for lawful purposes and in accordance with these Terms and Conditions. Transmission of any material in violation of any local, state, federal or international regulation(s) is prohibited. This includes, but is not limited to, copyrighted material, material legally judged to be threatening or obscene, or material protected by trade secret. The customer agrees to indemnify and hold harmless Virgo from any claims resulting from the customer’s use of the service, which damages the customer or another party.

14.	The use of Virgo’ network to transmit certain kinds of information may violate export control laws and regulations of the United States, whether that information is received abroad or by foreign nationals within the United States. Since Virgo exercises no control whatsoever over the content of information passing through its network, the entire burden of complying with such laws and regulations rests with the customer. The customer agrees to comply with such laws and regulations and to indemnify and hold Virgo harmless from any damages it may suffer resulting from any violation of the export control laws of the United States.

15.	If any provision of these Terms and Conditions are held by a court of competent jurisdiction to be contrary to law, the remaining provisions of these Terms and Conditions will remain in full force and effect.

16.	These Terms and Conditions supersede all previous representations, understandings, or agreements and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Use of Virgo’ network constitutes acceptance of these Terms and Conditions. Virgo may modify these Terms and Conditions at any time. Continued use of Virgo’ network following such modifications constitutes acceptance of these Terms and Conditions, as modified.

17.	These Terms and Conditions shall be deemed to have been made in the state in which this Agreement was signed, and shall be construed in accordance with the laws of that state. All actions or proceedings relating, directly or indirectly, to these Terms and Conditions shall be litigated only in courts located within that state.